Exhibit 107
Calculation of Filing Fee Tables
Form
S-4
(Form Type)
Herc Holdings Inc.
(Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(f)(1) and 457(f)(3)	4,756,352 (1)	N/A	$546,592,462.26 (2)	0.00015310	$83,683.31

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$546,592,462.26		$83,683.31

	Total Fees Previously Paid							$0.00

	Total Fee Offset							$0.00

	Net Fee Due							$83,683.31

(1)
Represents the estimated number of shares of common stock, par value $0.01 per share, of the registrant (the “Herc common stock”) expected to be issued or issuable by the registrant in connection with the offer, the merger and the other transactions described in this registration statement and the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 19, 2025, by and among the registrant, HR Merger Sub Inc., a direct wholly owned subsidiary of the registrant, and H&E Equipment Services, Inc. (“H&E”), and is equal to the product obtained by multiplying (i) 36,956,894 shares of H&E common stock, par value $0.01 per share (“H&E shares”), by (ii) the exchange ratio in the Merger Agreement of 0.1287 Herc common stock for each H&E share entitled to received Herc common stock upon consummation of the offer or the subsequent merger. The number of H&E shares set forth in clause (i) of the prior sentence is equal to the sum of (a) 36,669,386 H&E shares issued and outstanding, which includes 266,116 H&E shares of unvested restricted stock awards that are outstanding and previously granted under the H&E 2016 Stock-Based Incentive Compensation Plan and the H&E Amended and Restated 2016 Stock-Based Incentive Compensation Plan (the “H&E Equity Plans”), plus (b) 287,508 H&E shares issuable pursuant to outstanding restricted stock unit awards granted under the H&E Equity Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics, assuming “maximum” level achievement of the applicable performance conditions. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any securities that may be from time to time offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions.

Table of Contents
(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act. Such amount of $546,592,462.26 was calculated as the difference between (i) $3,456,947,864.76, which is the market value of the estimated maximum number of shares of H&E shares entitled to received Herc common stock upon consummation of the Offer or the subsequent Merger, which is equal to the product of (a) the number set forth in clause (i) of the preceding footnote and (b) $93.54, the average of the high and low prices per share of H&E shares on the Nasdaq Global Market on March 14, 2025, which is within five business days prior to the filing of this registration statement, and (ii) $2,910,355,402.50, which is the maximum amount of cash consideration estimated to be paid by Herc to holders of H&E shares entitled to receive Herc common stock upon consummation of the offer or the subsequent merger.